Exhibit 12


                            FLORIDA POWER CORPORATION
                        Statement of Computation of Ratios
                              (Dollars In Millions)


     Ratio of Earnings to Fixed Charges:



                                         12-Months           Year Ended
                                    Ended September 30,     December 31,
                                       1996     1995       1995     1994
                                      ------   ------     ------   ------

     Net Income                       $238.6   $227.8     $227.0   $200.8

     Add:
      Operating Income Taxes           137.1    129.8      129.5    114.7
      Other Income Taxes                (0.2)    (0.6)       0.1     (0.8)
                                      ------   ------     ------   ------
     Income Before Taxes               375.5    357.0      356.6    314.7

     Total Interest Charges             99.6    106.1      104.5    108.4
                                      ------   ------     ------   ------
     Total Earnings (A)               $475.1   $463.1     $461.1   $423.1
                                      ------   ------     ------   ------
     Fixed Charges (B)                $ 99.6   $106.1     $104.5   $108.4
                                      ------   ------     ------   ------
      Ratio of Earnings to
       Fixed Charges (A/B)              4.77     4.36       4.41     3.90
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